Exhibit 99.1

TEL 713.627.7474 FAX 713.626.3650 5151 San Felipe, Suite 800 Houston, Texas 77056

FOR IMMEDIATE RELEASE

TPC GROUP REPORTS RECORD SECOND QUARTER 2011 FINANCIAL RESULTS

•	Revenues were up 49% from prior year quarter

•	Net income was $34.3 million – up 138%

•	Record Adjusted EBITDA of $71.0 million – up 97%

HOUSTON (Wednesday, August 10, 2011) – TPC Group Inc. (NASDAQ:TPCG), a leading producer of value-added products derived from niche petrochemical raw materials such as C4 hydrocarbons, today announced its 2011 second quarter results.

For the second quarter of 2011, the Company generated revenue of $792.9 million, an increase of 49% versus revenue of $531.8 million in the prior year quarter. The increase compared to the prior year quarter reflects the positive impact of 39% higher average selling prices due to rising commodity prices across most of our product line portfolio, and a 7% increase in volume due to higher sales into the fuels markets and strong polyethylene demand.

For the first six months of 2011, the Company generated revenue of $1,348.5 million, an increase of 45% versus revenue of $932.6 million in the first six months of 2010. The increase compared to the corresponding period in the prior year reflects the positive impact of 34% higher average selling prices and an 8% increase in volume.

Gross profit (revenues less cost of sales) for the quarter was $115.7 million versus $77.8 million in the second quarter of 2010. The year-over-year improvement in gross profit was driven primarily by our initiatives to improve margins and volumes in our C4 Processing Segment, the impact of operational excellence projects, and favorable market conditions in demand and pricing relative to the prior year. North American market contract prices of butadiene increased from $1.04 per pound in March to $1.53 in June or a 47% increase from the prior quarter. Increases in butadiene pricing benefit gross margins in the C4 Processing Segment as a result of the timing differences between crude C4 purchases and sales of finished butadiene. The positive impact to gross margins in the quarter was $27 million versus $10 million in the second quarter of 2010.

Gross profits in our C4 Processing Segment were also favorably impacted by higher volumes linked to strong seasonal demand for fuel components, and by higher unleaded regular gasoline prices, a marker in many of our business contracts. Gross profit in our Performance Products Segment, while stable sequentially, was down versus last year in part due to contract lags in the pass-through of feedstock costs.

Gross profit for the first six months of 2011 was $195.3 million versus $137.6 million in the first six months of 2010. The $57.7 million year-over-year improvement in gross profit was driven by the C4 Processing Segment. Gross profit for the Performance Products Segment was relatively flat year-over-year, as the impact of higher volumes was offset in part due to contract lags in the pass-through of feedstock costs.

Net income for the quarter was $34.3 million, or $2.12 per diluted share, compared to net income of $14.4 million, or $0.80 per diluted share, in the prior year quarter. Net income for the first six months of 2011 was $45.7 million or $2.82 per diluted share, compared to net income of $18.5 million or $1.03 per diluted share in the first six months of 2010.

Commenting on the Company’s results, Mike McDonnell, President and CEO, stated, “We achieved record EBITDA in the quarter by capitalizing on favorable industry trends and driving our strategies of margin expansion, volume growth and operational excellence. This excellent performance accelerates our progress towards meeting our 2012 targets and continues to confirm the value of our unique, strategically located assets, critical products and services, and attractive markets.”

Business Segments

Results of Operations, C4 Processing Segment

(in millions, unaudited)

	Three Months Ended			Variance
	30-Jun			Explanation
	2011	2010	Var	Volume	Price
Revenue	$659.1	$424.5	55%	7%	48%
Gross Profit	92.8	51.5	80%
Adj. EBITDA	66.9	26.2	156%

•

Revenue of the C4 Processing Segment increased by $234.6 million or 55%. The 2011 second quarter revenue increase was driven primarily by higher prices due to structurally tight product markets caused by the shift from heavier to lighter cracker feedslates. Volumes also increased in the segment, mainly as a result of seasonal strength in demand for fuel components.

•

Gross profit and Adjusted EBITDA growth in the 2011 second quarter were due to higher margins, volume increases, and an inventory benefit related to the timing between crude C4 purchases and product sales. The positive impact of lower cost inventory coming into the quarter was $27 million versus $10 million a year ago.

Results of Operations, Performance Products Segment

(in millions, unaudited)

	Three Months Ended			Variance
	30-Jun			Explanation
	2011	2010	Var	Volume	Price
Revenue	$133.8	$107.3	25%	7%	18%
Gross Profit	22.8	26.4	-13%
Adj. EBITDA	12.0	17.2	-30%

•	Revenue of the Performance Products Segment increased by $26.5 million or 25%, driven by increased selling prices due to higher commodity prices and sales volumes.

•	Gross profit and Adjusted EBITDA were down versus last year in part due to contract lags in the pass-through of feedstock costs.

Liquidity and Capital Resources

Net cash flow for the second quarter of 2011 was $4.6 million and the Company ended the quarter with $66.1 million in cash. Cash provided by operating activities was $28.1 million, capital expenditures were $12.8 million and cash used in financing activities was $10.7 million. Cash provided by operating activities primarily reflected the strong operating results for the quarter, partially offset by increased investment in working capital of $20.9 million. The increased investment in working capital was commensurate with the upward trend in selling prices and inventory prices, and overall days outstanding for receivables, payables and inventory at June 30, 2011 were consistent with the days outstanding at December 31, 2010 and March 31, 2011. With the decisions to restart one of the dehydrogenation units for the production of isobutylene, and to conduct an engineering study targeting the restart of the second dehydrogenation unit for the production of butadiene, the Company now anticipates 2011 capital expenditures to be $45-$50 million. The Company did not repurchase any stock during the quarter. Since January 1, 2011, the Company has repurchased 282,532 shares at a cost of $7.8 million as part of the $30 million authorized share repurchase program.

Outlook

“TPC Group is well positioned to continue to benefit from favorable market trends, structural tightness in many of our products and economic growth. While we expect the typical seasonal pattern of easing prices and margins later this year, we continue to see strong, stable demand in our core markets, including synthetic rubber, nylon, polyethylene and fuel and lube additives. Crude C4 supplies will continue to be constrained due to the shift from heavy to light cracking based on economical natural gas liquids, constraining our volume growth but offering continued opportunities for our value-added services in the near term,” commented Mr. McDonnell.

“We also continue to make excellent progress in developing the longer term growth and profit performance of the Company through strategic projects that capitalize on attractive long term market fundamentals, idled production assets, and the expected strength of natural gas liquids economics. We recently completed primary engineering to restart one of our idled dehydrogenation units to produce isobutylene as a feedstock for our fuel products and performance products business. We also commenced an engineering study to produce up to 600 million pounds of on-purpose butadiene by restarting our second, idled dehydrogenation unit. These exceptional opportunities will significantly enhance our operating model and provide an even stronger foundation for long-term, sustainable earnings growth.”

Conference Call

Management will discuss the Company’s quarterly results during a call and webcast at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Thursday, August 11, 2011. To listen to the call, dial (877) 415-4081, or internationally dial (708) 290-1135 at least 10 minutes prior to the start time and ask for the TPC Group call. Additionally, participants may access live the webcast and related presentation materials from the Investors / Events and Presentations page of the Company’s website at www.tpcgrp.com.

For those unable to listen to the live call, a replay will be available through August 25, 2011 by calling (855) 859-2056 and conference ID, 83526193. Also, an archive of the webcast will be available shortly after the call on the Company’s website.

About TPC Group

TPC Group Inc. is a leading producer of value-added products derived from niche petrochemical raw materials such as C4 hydrocarbons. The Company sells its products into a wide range of performance, specialty and intermediate markets, including synthetic rubber, fuels, lubricant additives, plastics and surfactants. Headquartered in Houston, Texas, and with an operating history of over 68 years, the Company has manufacturing facilities in the industrial corridor adjacent to the Houston Ship Channel, Port Neches and Baytown, Texas and operates a product terminal in Lake Charles, Louisiana. For more information, visit the Company’s website at http://www.tpcgrp.com.

Cautionary Information Regarding Forward-Looking Statements

Certain statements in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly statements that may relate to future operating results, existing and expected competition, financing sources and availability, potential returns of capital to stockholders, the effects of seasonality and plans related to strategic alternatives or future expansion activities and capital expenditures. Although TPC Group believes that such statements are based on reasonable assumptions, no assurance can be given that such statements will prove to have been correct. A number of factors could cause actual results to vary materially from those expressed or implied in any forward-looking statements, including risks and uncertainties such as volatility in the petrochemicals industry, limitations on the Company’s access to capital, the effects of competition, leverage and debt service, general economic conditions, litigation and governmental investigations, and extensive environmental, health and safety laws and regulations. More information about the risks and uncertainties relating to TPC Group and the forward-looking statements are found in the Company’s SEC filings, including the Transition Report on Form 10-K, which are available free of charge on the SEC’s website at http://www.sec.gov. TPC Group expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

Investor Relations

Contact:	Miguel Desdin
Email:	miguel.desdin@tpcgrp.com
Phone:	713-627-7474

Media Relations

Contact:	Sara Cronin
Email:	sara.cronin@tpcgrp.com
Phone:	713-627-7474

- tables to follow -

TPC GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30, 2011	March 31, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$66.1	$61.5	$85.6
Trade accounts receivable	292.0	231.1	177.1
Inventories	166.3	133.9	89.3
Other current assets	24.1	22.3	24.1

Total current assets	548.5	448.8	376.1

Property, plant and equipment, net	485.0	482.5	484.5
Investment in limited partnership	2.6	2.6	2.7
Intangible assets, net	5.9	5.9	6.0
Other assets, net	40.8	43.5	42.9

Total assets	$1,082.8	$983.3	$912.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$265.3	$198.4	$150.0
Accrued liabilities	46.6	38.1	30.9

Total current liabilities	311.9	236.5	180.9

Revolving credit facility	—	11.0	—
Long-term debt	347.9	347.9	347.8
Deferred income taxes	117.9	117.9	117.9

Total liabilities	777.7	713.3	646.6

Stockholders’ equity	305.1	270.0	265.6

Total liabilities and stockholders’ equity	$1,082.8	$983.3	$912.2

TPC GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (In millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2011	2010	2011	2011	2010
Revenues	$792.9	$531.8	$555.6	$1,348.5	$932.6
Cost of sales	677.2	454.0	476.0	1,153.2	795.0
Operating expenses	36.8	34.5	37.5	74.2	68.2
General and administrative expenses	8.3	9.1	7.1	15.4	16.5
Depreciation and amortization	10.4	9.8	10.0	20.4	19.7

Income from operations	60.2	24.4	25.0	85.3	33.2

Other (income) expense
Interest expense, net	8.6	4.0	8.4	17.0	7.5
Unrealized gain on derivatives	—	(1.1)	—	—	(2.1)
Other, net	(0.4)	(0.8)	(0.5)	(0.8)	(1.2)

Income before income taxes	52.0	22.3	17.1	69.1	29.0

Income tax expense	17.7	7.9	5.7	23.4	10.5

Net income	$34.3	$14.4	$11.4	$45.7	$18.5

Earnings per share:
Basic	$2.15	$0.80	$0.70	$2.84	$1.03
Diluted	2.12	0.80	0.70	2.82	1.03

Weighted average shares outstanding:
Basic	16.0	18.0	16.2	16.1	18.0
Diluted	16.2	18.0	16.3	16.2	18.0

TPC GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) (In millions)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2011	2010	2011	2011	2010
Cash flows from operating activities	$28.1	$98.8	$(19.8)	$8.3	$129.7

Cash flows from investing activities
Capital expenditures	(12.8)	(8.0)	(8.0)	(20.8)	(9.8)

	(12.8)	(8.0)	(8.0)	(20.8)	(9.8)

Cash flows from financing activities
Repayments on term loans	—	(0.7)	—	—	(1.4)
Net payments on revolving credit facility borrowings	(11.0)	—	11.0	—	(0.4)
Net proceeds from (payments on) insurance debt	—	(0.4)	—	—	(2.6)
Debt issuance costs	—	(4.6)	—	—	(4.6)
Exercise of stock options	0.3	3.0	0.5	0.8	3.0
Tax benefit from share-based compensation	—	0.3	—	—	0.3
Repurchase of common stock	—	—	(7.8)	(7.8)	—

	(10.7)	(2.4)	3.7	(7.0)	(5.7)

Increase (decrease) in cash and cash equivalents	4.6	88.4	(24.1)	(19.5)	114.2

Cash and cash equivalents at beginning of period	61.5	26.2	85.6	85.6	0.4

Cash and cash equivalents at end of period	$66.1	$114.6	$61.5	$66.1	$114.6

TPC GROUP INC.

BUSINESS SEGMENT INFORMATION

(Unaudited) (In millions)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2011	2010	2011	2011	2010
Sales volumes (lbs) (1)
C4 Processing	691.2	644.7	581.2	1,272.4	1,175.7
Performance Products	168.6	158.0	169.5	338.1	311.7

	859.8	802.7	750.7	1,610.5	1,487.4

Revenues
C4 Processing	$659.1	$424.5	$434.3	$1,093.4	$724.3
Performance Products	133.8	107.3	121.3	255.1	208.3

	$792.9	$531.8	$555.6	$1,348.5	$932.6

Cost of Sales (2):
C4 Processing	$566.3	$373.1	$376.3	$942.6	$633.5
Performance Products	111.0	80.9	99.7	210.6	161.5

	$677.3	$454.0	$476.0	$1,153.2	$795.0

Adjusted EBITDA - as previously defined (3):
C4 Processing	$66.9	$26.2	$30.6	$97.5	$40.8
Performance Products	12.0	17.2	11.6	23.6	28.6
Corporate	(7.4)	(7.9)	(6.4)	(13.8)	(14.8)

	$71.5	$35.5	$35.8	$107.3	$54.6

Adjusted EBITDA - current definition (3):
C4 Processing	$66.9	$26.2	$30.6	$97.5	$40.8
Performance Products	12.0	17.2	11.6	23.6	28.6
Corporate	(7.9)	(7.3)	(6.7)	(14.6)	(13.2)

	$71.0	$36.1	$35.5	$106.5	$56.2

1)	Sales volumes represent product sales volumes only and do not include volumes of products delivered under tolling or similar arrangements, in which we do not purchase the raw materials, but process raw materials for another party for a specified fee.
2)	Does not include depreciation and amortization expense.
3)	See next page for further discussion of Adjusted EBITDA and the revision of previously reported amounts for the prior year period.

TPC GROUP INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

(Unaudited) (In millions)

Adjusted EBITDA is not a measure computed in accordance with US GAAP. A non-US GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with US GAAP in the statements of operations, balance sheets, or statements of cash flows (or equivalent statements); or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measures so calculated and presented.

Adjusted EBITDA is presented and discussed in this news release because management believes it enhances understanding by investors and lenders of the Company’s operating performance. Since Adjusted EBITDA is not a measure computed in accordance with US GAAP, it does not represent cash flow from operations, nor is it intended to be presented herein as a substitute to operating income or net income as indicators of the Company’s operating performance. Adjusted EBITDA is the primary performance measurement used by our senior management and our Board of Directors to evaluate operating results and to allocate capital resources between our business segments.

We calculate Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization (EBITDA), which is then adjusted to remove or add back certain items. The items removed or added back have historically consisted of items we consider to be non-recurring in nature and which we believe distort comparability between periods, as well as certain non-cash items such as stock-based compensation and unrealized gains and losses on derivative financial instruments. As indicated in the table below, during the first quarter of 2011 we revised previously reported Adjusted EBITDA to no longer remove the effect of non-cash stock-based compensation and unrealized gains and losses on derivative financial instruments, because they are recurring in nature. As shown below in the reconciliation of Adjusted EBITDA to Net Income, the US GAAP measure most directly comparable to Adjusted EBITDA, under the revised definition of Adjusted EBITDA, there were no adjustments to EBITDA for the quarters ended June 30, 2011 and March 31, 2011. Our calculation of Adjusted EBITDA may be different from calculations used by other companies; therefore, it may not be comparable to other companies.

	Three Months Ended			Six Months Ended
	June 30,		March 31	June 30,
	2011	2010	2011	2011	2010
Net income	$34.3	$14.4	$11.4	$45.7	$18.5

Income tax expense	17.7	7.9	5.7	23.4	10.6
Interest expense, net	8.6	4.0	8.4	17.0	7.5
Depreciation and amortization	10.4	9.8	10.0	20.4	19.6

EBITDA	71.0	36.1	35.5	106.5	56.2
Non-cash stock-based compensation	0.5	0.5	0.3	0.8	0.6
Unrealized gain on derivatives	—	(1.1)	—	—	(2.2)

Adjusted EBITDA - as previously defined	71.5	35.5	35.8	107.3	54.6

Non-cash stock-based compensation	(0.5)	(0.5)	(0.3)	(0.8)	(0.6)
Unrealized gain on derivatives	—	1.1	—	—	2.2

Adjusted EBITDA - current definition	$71.0	$36.1	$35.5	$106.5	$56.2

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